SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[x]  Definitive Additional Materials

KIMCO REALTY CORPORATION
------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
2)  Aggregate number of securities to which transaction applies:
3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)  Proposed maximum aggregate value of transaction:
____________________________________________________________________________________
5)  Total fee paid:
[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
____________________________________________________________________________________
      2) Form, Schedule or Registration Statement No.:
____________________________________________________________________________________
      3) Filing Party:
____________________________________________________________________________________
      4) Date Filed:

KIMCO™
REALTY

INTEGRITY | CREATIVITY | STABILITY

2008 CHAIRMAN'S LETTER

Our vision is to be the premier owner and manager of neighborhood and community shopping centers in North America.

• Equity Interests in: More than 900 shopping centers
80 million square feet

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates North America's largest portfolio of neighborhood and community shopping centers. As of March 31, 2009, the company owned interests in 1,476 retail properties comprising 155 million square feet of leasable space across 45 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

Milton Cooper Chairman & Chief Executive Officer

Dear Fellow Shareholders, Partners and Associates:

In Kimco’s long business history we have endured many retail bankruptcies, credit crunches, business cycles and recessions, but none of these moved upon us with the velocity of what I will refer to as the Economic Tsunami of 2008. Beginning last fall, consumers significantly reduced spending and financial institutions, pressured by loan losses and declining investment values, reduced lending. Housing prices have declined virtually everywhere in the United States. All businesses now seem to have two priorities: (1) to monitor and bolster liquidity; and (2) to reduce costs. These circumstances point to a poor environment for the retailer and, consequently, challenging times for the owner of retail real estate.

Despite the ominous clouds that gathered during much of 2008 and the sharp contraction of business activity, we were able to deliver steady financial results from our core operating activities. Funds From Operations (“FFO”), a widely accepted measure of REIT performance, were $522.9 million, or $2.02 per diluted share. This compares to $669.8 million, or $2.59 per diluted share, in 2007. Over three-quarters of the decline can be traced to non-cash valuation reserves for a reduction in the value of certain of our assets, mostly related to our stock holdings in other public companies. Excluding these charges, our FFO per diluted share was $2.46 and $2.59 for 2008 and 2007, respectively.

We maintained solid occupancy levels of 93.7% at year end, despite retailer bankruptcies and a declining economic environment. The tireless and enthusiastic work of our leasing organization yielded positive re-leasing spreads of over 10% and an average quarterly increase in same-site net operating income of a solid 2.4%.

We kept our balance sheet flexibility intact with over $1 billion of credit availability as of year end. Our finance team was able to raise over $1.8 billion of debt and equity, including over $400 million of common equity prior to the rapid deterioration of the markets that began in September.

In the balance of this letter I would like to share Kimco’s strategy for dealing with the present difficult environment, beginning with some historical perspective, and address a few other issues.

The Background

In 1991, we concluded that the REIT model was a good one and that Kimco should become a public REIT. Our initial public offering (IPO) occurred in November 1991. For a few years thereafter, real estate prices were such that we could acquire shopping centers at entry yields and generate total returns well in excess of our cost of capital. Over time, as additional REITs became public, capital flowed continuously into commercial real estate, and cap rates compressed to the extent that attractive accretive purchase opportunities in the U.S. were not widely available. As a result, Kimco began to acquire shopping centers outside of the U.S. – in Canada and Mexico – and we even diversified into non-shopping center properties where we believed value could be added, e.g., extended stay residential, urban residential and net leased industrial properties. We also formed joint ventures with institutional investors with a low cost of capital who were looking for well-leased retail properties and stable cash flows.

In 2001 the REIT Modernization Act was passed. This law allowed REITs to create taxable subsidiaries that were permitted to engage in a wide range of business activities that are carried on daily by non-REIT organizations, provided the REIT paid corporate income taxes on profits from these activities. Kimco leapt at the opportunity to engage in various real estate-related businesses where we had expertise, such as the merchant building of shopping centers and investments to provide liquidity for the real estate assets of various retailers like Montgomery Ward, Strawbridge and Clothier, and Ames.

Over the years, these business activities produced substantial additional income for our shareholders. However, competition, armed with cheap capital and ample liquidity, pursued the same or related opportunities. Our competitors were other REITs, hedge funds, investment banks and other capital providers. In some cases we became partners with other funds and investment banks (e.g. Albertsons, Konover and others). However, as competition increased, our income from these business activities tapered downward.

The Strategy

And then came the Economic Tsunami of 2008 which reversed everything with lightning speed. Capital became very tight and expensive, while risk aversion spiked. A major recession was at hand. This current environment compels us to refocus our efforts on maintaining and enhancing our position as the premier owner and manager of neighborhood and community shopping centers in North America, and to grow our beneficial ownership of over 900 shopping centers containing 80 million square feet of leasable space. This must be our predominant focus. Our core business, defensive in nature, should provide the best risk-adjusted returns for our shareholders in these challenging times. In addition, our strategy will position us to seize, and take advantage of, opportunities that normally become available in economic downturns. This strategy has always been part of our DNA.

Kimco Stands for Integrity, Creativity and Stability and Remains Committed to Generating Stakeholder Value

  Maintain a conservative balance sheet

  Focus on core strength of neighborhood and community shopping centers

    Retain strong tenant relationships

    Emphasis on leasing

    Intensify asset management focus and identify redevelopment candidates within portfolio

  Using our capital or capital from joint venture partners

  Primary focus in North America

The Execution

We have moved to reduce our exposure to development risk substantially. While development has historically been a profitable activity for Kimco, we anticipated last year that retail demand for U.S. development projects in new suburbs would decline as housing starts declined. (A rising tide of rooftops being built for potential shoppers is the primary driver of retailers’ demand for space in new developments.)

Our institutional joint venture program has been quite successful for us, as it marries our property acquisition and management expertise with the investment capital of major institutions. We continue our efforts to expand this business. Many institutions may find that some of their real estate holdings will be subject to economic stress in this difficult environment. Our institutional joint venture platform offers new investment capital for Kimco and draws on our proven managerial expertise in turning around properties under stress.

The Preferred Equity business provided good returns when opportunities to invest capital in Kimco’s core business were limited. These returns have consisted of a fixed return of 8-10% plus a portion of the upside, usually 25-50%. In the current environments, we will curtail Preferred Equity investments and focus on transactions that provide Kimco with 100% of the upside. In addition, capital deployed by Retailer Services will be limited to short-term investments that generate high risk-adjusted yields. This year Retailer Services was a participant in a group that liquidated the inventory of Mervyn’s, Linens-N-Things and Fortunoff.

As part of the refocusing strategy, we will emphasize monetizing assets that do not fit within these core businesses. Our investments in non-core activities totaled $1.2 billion at the end of 2008, and we plan to monetize these investments. The net proceeds will augment our liquidity through debt reduction and will be used to acquire shopping centers opportunistically.

Kimco’s Shopping Center Portfolio Contains Positive Defensive Attributes and is Well Positioned for the Environment and Long-Term Growth

  92% of gross leasable area (GLA) in first ring suburban communities

  99% of revenue is contractual base rent (insulated from tenant sales)

  Bias toward high credit quality tenants under long-term leases—deflationary hedge

– Reported occupancy costs for our top 15 tenants is 40% below the category national average

– Reported sales productivity for our top 15 tenants is 13.6% above the category national average

  Non-discretionary food and pharmacy are some of our largest tenants

  Approximately 48% of properties contain a grocery component

  Strong position with discount stores and off-priced retailers

  Leases concentrated at lower-end of market rent spectrum

  Geographically diversified

The Core Portfolio

Kimco owns approximately 80 million square feet of gross leasable area (GLA), of which 58 million square feet is owned 100% and 22 million square feet represents our percentage interest in various joint ventures. The portfolio is diverse geographically and by tenant, and largely consists of neighborhood shopping centers and retail outlets that sell consumer necessities.

The schedule below lists all of the retailers in our portfolio that account for more than 1% of our annualized base rent. We believe that the average base rents in our portfolio are below market, which provides defensive characteristics to our cash flows and enables us to re-lease vacant space, over time, without significant revenue declines. For instance, Kmart rent averages $5.48 per square foot, substantially below market rent. In many cases, Home Depot has leased our land and used their funds to build improvements. As I have stated on prior occasions, these are very defensive assets that have meaningful growth potential when the U.S. economy begins to expand again. We believe that few new projects will be built in the near term, and the lack of new competing developments should allow market rents eventually to rise.

	CREDIT		ANNUALIZED	% OF		% OF
	RATINGS	NUMBER OF	BASE RENT	ANNUALIZED	LEASED GLA	LEASED
TENANT NAME	(S&P/Moody’s)	LOCATIONS	(in thousands)	BASE RENT	(in thousands)	GLA
Home Depot	BBB+/Baa1	41	$26,063	3.3%	3,297	4.7%
TJX Companies	A/A3	128	$22,459	2.8%	2,276	3.3%
Kmart	BB-/Ba1	54	$19,562	2.5%	3,568	5.1%
Kohl’s	BBB+/Baa1	38	$17,407	2.2%	2,539	3.6%
Wal-Mart	AA/Aa2	38	$14,386	1.8%	2,067	3.0%
Royal Ahold	BBB-/Baa3	35	$12,675	1.6%	1,151	1.7%
Best Buy	BBB-/Baa2	44	$12,162	1.5%	1,092	1.6%
Bed Bath & Beyond	BBB/NR	52	$9,761	1.2%	879	1.3%
Costco	A/A2	17	$9,015	1.1%	1,296	1.9%
Petsmart	BB/NR	59	$8,921	1.1%	686	1.0%
Michaels	B-/Caa1	66	$8,615	1.1%	685	1.0%
Safeway	BBB/Baa2	52	$8,503	1.1%	833	1.2%

U.S. Shopping Center Characterization By Annual Base Rent

Top Tenants By Rental Revenue

Top Markets By Rental Revenue

Deflation Concerns

The Economic Tsunami of 2008 may result in deflation. Historically, a deflationary environment, once started, is not easily or quickly reversed. While retailers will suffer as a result, deflation tends to increase the value of safe, long-term streams of income; this is perhaps one reason that the U.S. 10-year Treasury note is yielding less than 3% despite massive stimulus from the U.S. government. Thus, the secure long-term leases charted on page 3 (much of which are below market), should also increase in value.

There is no doubt that the retail environment will be very difficult for some time to come. Most retail segments are experiencing sales declines, particularly in discretionary retail such as furniture, apparel, department store and luxury items. On the other hand, warehouse clubs, supercenters, health and personal care stores, pharmacies, and food and beverage stores which sell items that the consumer needs, rather than wants, have enjoyed modest increases in sales. We continue to believe that there is substantial value inherent in our core portfolio. To replace 80 million square feet of buildings and land would cost, on a conservative basis, at least $150 per square foot, or $12 billion. This is substantially higher than the amount of our present equity and debt capitalization.

In Memoriam

In April of last year our co-founder, Martin Kimmel, passed away. It was a great honor and privilege for me to be associated with Mr. Kimmel for over 50 years. I met Marty for the first time when I was an associate at a law firm in which his brother, Ed, was a partner. Clients of the law firm were considering the purchase of a property. I was asked to review the financial numbers, and Marty was asked to look at the real estate and advise on the soundness of the project. The property was located in Sackets Harbor, New York. Sackets Harbor is west of Watertown on Lake Ontario. It was a bitter cold and freezing March day, but Marty inspected the buildings, the basements and the roofs, and on our return I was absolutely amazed at his grasp and recall of construction issues, leasing issues and assessment of the market.

In 1958, I was involved in developing a shopping center in Miami, Florida. The construction and leasing problems were a nightmare. I remembered Marty from the Sackets Harbor trip. At that time, Marty was living in California. I called him and said, “When you get back to New York, I would like to discuss our developing a shopping center in Florida.” There was a long silence on the phone, and then Marty said, “I will be on a plane tomorrow.” We met the day after he arrived and very quickly shook hands on a partnership - and that handshake was all that was ever needed between us. The two of us, Kimmel and Cooper, became “Kimco.” Marty took charge of the shopping center construction and rented an apartment in Florida. He was just a ball of fire. He had enormous energy and worked so hard. Everyone liked Marty, including the subcontractors, leasing agents, retailers and other developers. That shopping center was the genesis of Kimco. All of the associates at Kimco enjoyed being with Marty and listening to his wit and wisdom, including his stories and jokes. Marty’s knowledge of real estate and his insights into people were a vital part of Kimco’s growth. You would never hear Marty say, “Well, that’s business!” Fair dealing and keeping your word were at the spine of his being. In July of 1980, Marty was diagnosed with metastatic prostate cancer. He visited four different physicians and all of them had a limited projection of his longevity. Marty would not accept the forecasts and survived all four of the physicians by fifteen years. All of us at Kimco will miss him very much.

A Bit of Perspective

Finally, please allow me to offer a bit of perspective. The U.S. economy is now contending with several major problems, including rising unemployment, a falling stock market, declining home prices, and a credit market that’s more troubled than it’s been in decades. This, of course, has greatly impacted retailers and retail real estate.

We are well aware of these issues, and are managing through them. Our free cash flows, like those of other retail REITs, will be negatively affected for a period of time, and we know that our cost of capital has become very expensive. But Kimco’s assets, for the most part, provide consumer necessities, and our tenants, while suffering declining sales, are generally healthy financially. We have very strong relationships within the retail world, in-fill locations that tend to be more resistant to economic weakness, and a substantial portion of our leases at below-market rents. We are confident that we can get past this difficult period, while also looking for external growth opportunities.

We should keep in mind that the population of the U.S. grows by three million each year, or 30 million of increased population over 10 years – more than the population of Canada or Australia. As a consequence of this population growth and resulting demand for retail space, our portfolio should substantially increase in value over time – notwithstanding the retailer retrenchment that’s occurring today. We have a long-term horizon and believe that, during most periods in America, the wind will be at our backs. Patience and confidence are in short supply these days, but Americans are a resilient people and these attributes will soon be restored.

On a personal note, please permit me to acknowledge one more debt of gratitude. My friend and my partner for over 40 years at Kimco, Michael Flynn, retired from his day-to-day responsibilities at Kimco on December 31. His contributions over the years to the growth of Kimco, and to me personally are innumerable and I am very pleased that Mike has agreed to continue to serve as a strategic advisor and a full member of our Investment Committee. Fortunately, for all of us here at Kimco, Mike’s wisdom will remain embedded in the fabric of our firm.

We continue to be blessed at Kimco with a wonderful team of enormous talent that, in times like these, is a particularly valuable asset. Dave Henry has 37-years of experience in real estate, has been through many cycles, and is very equipped to deal with the present perturbation in the marketplace. David Lukes, our Chief Operating Officer, is creative, energetic and enthusiastic about our shopping center business, and has the ability, with our associates, to maximize its value while minimizing risk. We are so lucky to have Mike Pappagallo as our Chief Financial Officer and the watchdog of our balance sheet. Mike will be instrumental in helping us to navigate the shoals and sandbars of today’s roiled credit markets.

We have been through many cycles in our 50-year business history and each time we have weathered the storms and have emerged stronger with a team ready to sail forward. We are passionate and prepared to do everything within our power to achieve the success to which our shareholders are entitled.

Sincerely,

Milton Cooper Chairman & Chief Executive Officer

Corporate Directory

Board of Directors

Milton Cooper

Chairman of the Board of Directors and Chief Executive Officer of the Company since November 1991. Director and President of the Company for more than five years prior to such date. Founding member of the Company’s predecessor in 1966.

Joe Grills Director of the Company since January 1997. Chief Investment Officer for the IBM Retirement Funds from 1986 to 1993 and held various positions at IBM for more than five years prior to 1986.

F. Patrick Hughes

Director of the Company since October 2003. President, Hughes & Associates, LLC since October 2003. Previously served as Chief Executive Officer, President and Trustee of Mid-Atlantic Realty Trust from its formation in 1993 to 2003.

Richard B. Saltzman

Director of the Company since July 2003. President, Colony Capital LLC, (“Colony”) since May 2003. Prior to joining Colony, Managing Director and Vice Chairman of Merrill Lynch’s investment banking division and held various other positions at Merrill Lynch for more than five years prior to that time.

Richard G. Dooley

Director of the Company since December 1991. From 1993 to 2003 consultant to, and from 1978 to 1993, Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company.

David B. Henry

Vice Chairman of the Board of Directors since May 2001, since December 2008, President of the Company, and since April 2001, Chief Investment Officer of the Company. Prior to joining the Company, Chief Investment Officer of GE Capital Real Estate since 1997 and held various positions at GE Capital for more than five years prior to 1997.

Frank Lourenso

Director of the Company since December 1991. Executive Vice President of J.P. Morgan Chase Bank (“J.P. Morgan”, and successor by merger to The Chase Manhattan Bank and Chemical Bank, N.A.) since 1990. Senior Vice President of J.P. Morgan Chase for more than five years prior to 1990.

Philip E. Coviello

Director of the Company since May 2008. Partner of Latham & Watkins LLP, an international law firm, for 18 years until his retirement from that firm as of December 31, 2003. Latham & Watkins LLP provides legal services to the Company.

Office of the Chairman

Milton Cooper Chairman & Chief Executive Officer	David B. Henry Vice Chairman, President & Chief Investment Officer	Michael V. Pappagallo Executive Vice President Chief Financial Officer & Chief Administrative Officer	David R. Lukes Executive Vice President & Chief Operating Officer

Corporate Management

Glenn G. Cohen Senior Vice President, Treasurer & Chief Accounting Officer	William Brown President, Development	JoAnn Carpenter Vice President	Leah Landro Vice President, Human Resources

Barbara M. Pooley Senior Vice President, Finance & Investor Relations	Scott Onufrey Vice President, Managing Director	Raymond Edwards Vice President	Thomas Taddeo Vice President, Chief Information Officer

Bruce Rubenstein Senior Vice President, General Counsel & Secretary		Fredrick Kurz Vice President

Operations Management

Robert D. Nadler President, Central Region	John Visconsi Senior Vice President, Western Region	Michael Melson Vice President, KRC Mexico

Paul Puma President, Florida/Southeast Region	Conor Flynn Vice President, Western Region	Edward Boomer Managing Director, Canada

Tom Simmons President, Mid-Atlantic Region	Joshua Weinkranz Vice President, Northeast Region

KIMCO REALTY

3333 New Hyde Park Road
New Hyde Park, NY 11042
Tel: 516-869-9000 Fax: 516-869-9001

www.kimcorealty.com